Exhibit 99.1

NEWS RELEASE

Uroplasty Strengthens Board of Directors with Addition of Kevin H. Roche

~Roche Brings Deep Healthcare Industry and Business Strategy Experience~

MINNEAPOLIS, June 2, 2014 /PRNewswire/ -- Uroplasty, Inc. (NASDAQ: UPI) a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions, today announced that Kevin H. Roche has been appointed to the Company’s Board of Directors effective May 29, 2014.  Mr. Roche will chair the Nominating Committee and also serve as a member of Uroplasty’s Audit Committee.

Mr. Roche’s background includes more than 30 years in legal, advisory, and executive operating roles within the healthcare industry.  He previously served as the General Counsel of UnitedHealth Group, later becoming CEO of their Ingenix division.  He currently leads Roche Consulting, LLC, a general health care consulting and investing firm providing strategic, operational, legal and other business advice to industry clients.  Mr. Roche also served as managing partner at Vita Advisors LLC, a healthcare mergers and acquisition advisory firm.

“We are privileged to have someone with Kevin’s extensive operational and transactional experience join our Board,” said Rob Kill, President & CEO. “His expertise will be a significant asset as we position the business to accelerate the growth of Urgent PC, make strategic investments in R&D to build our product pipeline, and expand our product portfolio through business development activities. We look forward to Kevin’s guidance and leadership in scaling Uroplasty to our next stage of growth and providing maximum returns to our shareholders.”

Mr. Roche earned his J.D. from the University of Minnesota Law School, received his M.B.A. from the University of Minnesota’s Carlson School of Business, and has a B.S. degree from Pace University. Mr Roche currently serves on the Board of Directors of Medication Management Systems, Tactile Systems, Oak Street Health and MedPricer.  Previously, he served on the Board of several other leading healthcare companies including vRad (Virtual Radiologic) and Genoa Healthcare.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only commercially available, FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952.426.6152

EVC Group
Leigh Salvo (Investors)/Janine McCargo (Business Media)
415.568.9349/646.688.0245